Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”), dated as of April 18, 2024, is made and entered into by and between James Crotty (“Employee”), an individual resident of Arizona, Southwest Heritage Bank, a federal savings bank formerly known as Bank 34 (the “Employer”), and Bancorp 34, Inc., a Maryland corporation (“Bancorp”) (solely for the purposes of Section 2(d) below).

A.           Employee’s employment with Employer terminated effective April 1, 2024 (the “Termination Date"), in accordance with that certain Employment Agreement dated April 27, 2023 (the “Employment Agreement"), by and between Employer and Employee.

B.           The parties agree and wish to acknowledge that they have amicably resolved and settled all possible differences, claims, or matters pertaining to, arising from, or associated with Employee’s employment and discontinuance of employment with Employer.

NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Agreements

1.            Termination of Employment. Employee confirms the termination of his employment with Employer and any affiliates was effective at the end of business on the Termination Date. Employer will pay Employee all accrued salary or wages due to Employee for services performed up to termination of employment and for a period of 30 days thereafter (i.e., through April 30, 2024), less applicable withholdings, no later than April 30, 2024.

2.            Separation Benefits. In consideration for Employee’s execution of, non-revocation of, and compliance with this Agreement, including the waiver and release of Claims included herein, Employer will provide the following benefits to which Employee is not otherwise entitled:

(a)           Employer will pay to Employee as severance pay an amount equal to $320,000, less all applicable state and federal withholding taxes and any other deductions Employer is required by law to make, in accordance with Employer’s regular payroll practices. This severance pay will be paid to Employee in 24 equal bi-monthly installments with the first installment payment to be made on the later of (i) the first business day following the expiration of the Revocation Period; or (ii) May 1, 2024, and continuing thereafter in a manner consistent with Employer’s normal payroll cycle as in effect on the date hereof.

(b)           Employer will pay to Employee the following amounts (the “Remaining Bonus Amounts”):

(i)             all remaining unvested and unpaid installments of the retention bonus provided for in Section 3(b) of Employee’s prior Employment Agreements dated July 20, 2020, with Employer and Bancorp, each as amended on December 16, 2020 (collectively, the “Prior Employment Agreements”), consisting of the final two installments of $40,000 each; and

(ii)            a cash bonus for 2024, pro-rated to the Termination Date based on Employee’s estimated 2024 annual cash bonus, in the amount of $22,500.

Employer will pay the Remaining Bonus Amounts to Employee in a lump sum payment, less all applicable state and federal withholding taxes and any other deductions Employer is required by law to make, on the later of (i) the first business day following the expiration of the Revocation Period; or (ii) May 1, 2024.

(c)           Employer will reimburse Employee for up to $3,500 of attorneys’ fees incurred by Employee in connection with the review of this Agreement, which reimbursement will be made within 10 business days following Employee’s submission to Employer of records sufficient to demonstrate fees actually incurred by Employee in accordance with the Employer’s expense reimbursement policy.

(d)           Bancorp and Employer have previously granted to Employee the following stock options issued pursuant to Bancorp’s 2017 Equity Incentive Plan (the “2017 Equity Plan”):

(i)             25,000 stock options issued pursuant to an Incentive Stock Option Award Agreement dated October 19, 2020 (the “2020 Option Award Agreement”), of which 15,000 options are vested as of the Termination Date;

(ii)            6,000 stock options issued pursuant to an Incentive Stock Option Award Agreement dated February 15, 2022 (the “2022 Option Award Agreement”), of which 2,400 options are vested as of the Termination Date; and

(iii)           5,000 stock options issued pursuant to an Incentive Stock Option Award Agreement dated April 3, 2023 (the “2023 Option Award Agreement” and together with the 2020 Option Award Agreement and the 2022 Option Award Agreement, the “Option Agreements”), of which no options are vested as of the Termination Date.

Employer and Bancorp each agree to accelerate the vesting of all stock options granted to Employee pursuant to the Option Agreements, such that Employee shall be vested in an aggregate number of 36,000 stock options (the “Vested Options”) pursuant to the 2020 Option Award Agreement, the 2022 Option Award Agreement and the 2023 Option Award Agreement, as applicable. Pursuant to the terms of the applicable Option Agreements, Employee is required to exercise his Vested Options within three months following the Termination Date or such Vested Options will terminate. Notwithstanding the foregoing, Bancorp, as the 2017 Equity Plan sponsor, and Employee hereby amend Section 11(v) of each of the Option Agreement to extend the exercise period for the Vested Options awarded pursuant thereto to April 1, 2025. The parties agree this Section 2(d) constitutes an amendment to each of the Option Agreements. Employee acknowledges and agrees that (A) the amendment to the Option Agreements set forth herein will cause all Vested Options to immediately cease to be ISOs (as defined in the 2017 Equity Plan) pursuant to the 2017 Equity Plan; (B) such Vested Options shall constitute Non-Qualified Options (as defined in the 2017 Equity Plan) from and after the date hereof; and (C) Employee shall be solely responsible for all state, local and federal tax consequences incurred by Employee as a result of the change in character or the exercise of the Vested Options pursuant hereto and pursuant to the Option Agreements.

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(e)           Bancorp and Employer have previously granted to Employee the following shares of restricted stock issued pursuant to the 2017 Equity Plan and Bancorp’s 2022 Equity Incentive Plan (the “2022 Equity Plan”):

(i)             3,000 shares of restricted stock issued pursuant to the 2017 Equity Plan and a Restricted Stock Award Agreement dated February 15, 2022 (the “2022 Restricted Stock Award Agreement”), of which 1,200 shares are vested as of the Termination Date;

(ii)            3,489 shares of restricted stock issued pursuant to the 2017 Equity Plan and a Restricted Stock Award Agreement dated April 3, 2023 (the “First 2023 Restricted Stock Award Agreement” and together with the 2022 Restricted Stock Award Agreement, the “Restricted Stock Agreements”), of which no shares are vested as of the Termination Date; and

(iii)           1,511 shares of restricted stock issued pursuant to the 2022 Equity Plan and a Restricted Stock Award Agreement dated April 3, 2023 (the “Second 2023 Restricted Stock Award Agreement”), of which no shares were initially vested as of the Termination Date; provided, however, under the terms of the 2022 Equity Plan, Employee will vest, as of the Termination Date, in 1,511 shares of restricted stock issued pursuant to the Second 2023 Restricted Stock Award Agreement.

Employer and Bancorp each agree to accelerate the vesting of all shares of restricted stock granted to Employee pursuant to the Restricted Stock Agreements, such that Employee shall become vested in an additional aggregate number of 5,289 stock options (the “Vested Shares”) pursuant to the Restricted Stock Agreements. Employee acknowledges that Employee shall be solely responsible for all state, local and federal tax consequences incurred by Employee as a result of the Vested Shares pursuant hereto.

(f)            Employee will receive, under separate cover, general information regarding Employee’s rights to elect health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Employee timely elects COBRA coverage for group health coverage following the Termination Date, then Employer will pay such portion of the premiums for such COBRA coverage equal to the portion paid by Employer for such coverage immediately prior to the Termination Date (the “Employer-Provided COBRA Premium”), and Employee will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for such coverage. Employee acknowledge that the Employer-Provided COBRA Premium will be treated as taxable income to Employee. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Section 2(f) shall terminate upon the earlier of (i) such time that Employee is offered Affordable Care Act compliant group health coverage from a subsequent employer; or (ii) the expiration of the legally required COBRA continuation coverage period under applicable law.

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(g)           Employer hereby waives the non-competition restrictive covenant previously entered into by Employee and set forth in Section 8(c) of the Employment Agreement; provided, however, the foregoing shall not constitute a waiver of any other covenant of Employee set forth in the Employment Agreement which survives the termination or expiration thereof, including the non-solicitation covenants set forth in Sections 8(a) and (b) of the Employment Agreement, each of which remain in full force and effect.

Employee understands and acknowledges that these benefits are in addition to anything of value that Employee would be entitled to receive from Employer if Employee did not sign or revoke this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of Employer to provide these or other benefits to any individuals other than Employee. The above severance benefits will be discontinued should Employee fail to comply with any term of this Agreement.

3.            Release by Employee.

(a)            Employee’s General Release. Employee, individually and for Employee’s heirs, legal representatives, successors, administrators and assigns (collectively, the “Releasors”), hereby forever, irrevocably and unconditionally releases and forever discharges Employer, its parent company, subsidiaries, its and their respective successors, affiliates, and assigns, and its and their respective current and former employees, officers, directors, shareholders, attorneys, plans, insurers, fiduciaries, and agents (the “Employer Releasees”) from any claims, causes of actions, suits, debts, complaints, damages, losses, liabilities and demands of any type or nature whatsoever (collectively, “Claims”), arising out of any acts or omissions by any of the Employer Releasees up to and including the date of this Agreement that Releasors may have, have ever had, or may have in the future arising out of, or in any way related to Employee’s hire, benefits, employment, termination or separation from employment, and any acts or omissions that relate to Employee’s work or employment with Employer or any of its affiliates, whether such Claims are past or present, known, suspected, or unknown.

Without limitation of the foregoing general release, Employee, for himself and the Releasors, expressly acknowledges that this release specifically includes, but is not limited to, a waiver and release by Employee and the Releasors of the Employer Releasees for:

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(i)             All Claims arising on or before the date this Agreement is executed by Employee for any alleged violation by Employer or any of the Employer Releasees of any federal, state, or local statutes, ordinances, or common laws, including the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Arizona Civil Rights Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, and for any known and unknown Claims under any other federal, state, or local statute, common law, acts, rules, ordinance, regulations, or other laws.

(ii)            any and all Claims arising under tort, contract (including the Employment Agreement and the Prior Employment Agreements), and quasi-contract law, including but not limited to Claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, promissory estoppel, detrimental reliance, invasion of privacy, negligence or other breach of duty, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, retaliation, harassment, and any other Claims for any other unlawful employment practices, whether legal or equitable;

(iii)           any and all Claims for compensation of any type whatsoever, including but not limited to Claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released; and

(iv)           any and all Claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

This general release does not apply to Claims that cannot be waived or released by law. This general release does not apply to, and Employee does not waive or forfeit, (A) Employee’s right to receive his vested benefits under any employee benefit plan of Employer (but Employee will forfeit his right to receive any further severance or unvested bonus award not described in Section 2); (B) any rights to indemnification and advancement of expenses under Employer’s governing documents, any directors’ and officers’ liability insurance policies or applicable law; or (C) any other rights under the Employment Agreement that are expressly intended to survive a termination of employment or be paid in connection with such termination of employment.

(b)           Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Employee in this Agreement, Employee, for himself and the Releasors, hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Employer Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of Employee’s execution of this Agreement arising under the ADEA and its implementing regulations. By signing this Agreement, Employee hereby acknowledges and confirms that:

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(i)             Employee has read this Agreement in its entirety and understands all of its terms;

(ii)            by this Agreement, Employee has been advised in writing of the right to consult with an attorney of Employee’s choosing before executing this Agreement;

(iii)           Employee knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)           Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

(v)            Employee was given at least 21 days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)           Employee understands that Employee has seven days from signing this Agreement to revoke the release in this section by delivering a notice of revocation as indicated in Section 23; and

(vii)          Employee understands that the release contained in this paragraph does not apply to rights and Claims that may arise after Employee signs this Agreement.

These releases cover both Claims that Employee knows about or may not know about or expect to exist, at the time of the signing of this Agreement.

4.            Covenant Not to Sue. Subject to Section 7, Employee covenants and agrees that Employee will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Employee’s behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Employer Releasees with respect to any matter which arises from or relates to Employee’s employment with Employer or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents Employee from (a) filing a claim to enforce the terms of this Agreement; or (b) asserting a claim arising after the date of this Agreement. Employee promises, however, never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claim released by this Agreement.

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5.            Documents and Property. Employee acknowledges and agrees that Employee has returned to Employer all records, documents, and files of any type which were in Employee’s possession, together with all copies thereof. Employee also acknowledges and agrees that Employee has returned all keys, computers, credit cards, and other property of Employer or any of its subsidiaries or affiliates in Employee’s possession or control.

6.            Confidential Information. Employee acknowledges that, during his employment with Employer, Employee has had access to confidential information of Employer, as well as its subsidiaries and affiliates (including, but not limited to, the parent of Employer) and predecessors of Employer relating, but not limited to, Employer’s customers, mailing lists, customer sales history, and other customer information, vendor lists, contracts, leases, payroll, and other Employee information, creative files, marketing plans, pricing data, financial and strategic plans, corporate procedures and policies, and other proprietary information. At any time following the Termination Date, Employee agrees not to directly or indirectly use, communicate, or otherwise disclose any such confidential information of Employer to, or for the benefit of, any person, firm or corporation, except as required by law, including pursuant to Ariz. Rev. Stat. Section 12-720, or other compulsory disclosure process. The obligations stated in this section are in addition to the confidentiality obligations that Employee has under any employee handbook, policies, or other agreements between Employer and Employee related to Employee’s employment. Nothing in this Section 6 prohibits the exercise of, nor shall it be construed or deemed to limit, the Employee’s protected rights as set forth in Section 7.

7.            Protected Rights. Employee understands that this Agreement does not limit Employee’s right to:

(a)           File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Additionally, Employee understands that Section 7 of the National Labor Relations Act guarantees employees the right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for collective bargaining or other mutual aid or protection, as well as the right to refrain from any or all such activities. Employee understands that nothing contained in this Agreement limits Employee’s rights under the National Labor Relations Act;

(b)           Communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer;

(c)           Receive an award for information provided to any Government Agencies;

(d)           Report any allegations of unlawful conduct, including alleged criminal conduct or unlawful discrimination, harassment, or retaliation, to any Government Agencies;

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(e)           Testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged discrimination, harassment, or retaliation by Employer or its agents or Employees when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature; or

(f)            Make truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation.

8.            Defend Trade Secrets Act. Employee is advised that under the Defend Trade Secrets Act, an individual will not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Employee understands if disclosure of Employer trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorney’s fees.

9.            Full Compensation. Employee understands that consideration provided by Employer under this Agreement will fully compensate Employee for and extinguish any and all of the potential Claims Employee is releasing herein, including without limitation, any Claims for attorneys’ fees and costs, and any and all Claims for any type of legal or equitable relief.

10.          No Admission of Wrongdoing. Employee agrees that this Agreement does not constitute an admission that Employer has violated any local ordinance, state or federal statute, or principle of common law, or that Employer has engaged in any unlawful or improper conduct towards Employee or others.

11.          Non-Disparagement. Employee agrees that Employee shall not directly or indirectly disparage or defame or otherwise speak in a negative, derogatory or unflattering manner about Employer, its products, or its employees, officers, directors or customers, whether in writing, verbally or electronically. Nothing herein prevents Employee from providing complete and truthful testimony to a court or Government Agency pursuant to a subpoena, court order or other legal means. Nothing in this Section 11 prohibits the exercise of, nor shall it be construed or deemed to limit, the Employee’s protected rights as set forth in Section 7.

Employer agrees that it will cause its current directors and senior executive officers, each in their capacity with Employer and during the term of their service to Employer, to not publicly disparage or defame Employee, including in general bank-wide communications. Nothing herein prevents any of the forgoing persons from providing complete and truthful testimony to a court or Government Agency pursuant to a subpoena, court order or other legal means.

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12.          No Re-Employment. Employee agrees that Employee’s employment relationship with Employer and its affiliates is being permanently and irrevocably severed, and Employee agrees not to apply for re-employment with Employer or any of its subsidiaries, affiliates or related companies in any capacity and that any failure to re-employ Employee by Employer or any of its subsidiaries, affiliates or related companies for any reason (or, if Employee has already been employed, dismiss Employee following discovery of that fact) will not constitute a discriminatory action. Employee further covenants and agrees not to make any Claim or commence any action based upon a failure to re-employ or future termination of Employee upon re-hiring.

13.          Cooperation. Employee agrees to cooperate with Employer concerning the transition of any business matters or any litigation or regulatory matters in which Employee may have relevant knowledge or information. Such cooperation will include, without limitation, the following: (a) to meet and confer, at a time mutually convenient to Employee and Employer, with Employer’s designated in-house or outside attorneys pertaining to any claim or litigation matter, including, without limitation, for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (b) to appear for deposition or trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (c) to give truthful sworn statements to Employer’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt Employer’s attorneys as Employee’s own attorneys (unless there is a conflict of interest), and to accept their record instructions at deposition or trial.

14.          Resignation. Employee acknowledges and agrees that, in connection with the termination of Employee’s employment, Employee shall be deemed to have resigned as of the Termination Date from all other positions and capacities, including as a director, officer, employee, manager, partner, trustee and any other capacity, of Employer, Bancorp, and any of their respective benefit plans, subsidiaries, and affiliates.

15.          Legal Representation. Employee acknowledges that Employee has been advised by Employer to consult with Employee’s own attorney before executing this Agreement, that Employee has had a full opportunity to consider this Agreement, that Employee has had a full opportunity to ask any questions that Employee may have concerning this Agreement, the release contained herein, or the settlement of Employee’s potential claims against Employer, and that Employee has not relied upon any statements or representations made by Employer or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement.

16.          Waiver of Notice. Employee acknowledges that his employment with Employer was terminated pursuant to Section 4(a)(iv) of the Employment Agreement and hereby waives any required notice, prior notice period or Notice of Termination (as defined in the Employment Agreement) in connection with such termination.

17.          Successors and Assigns. Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Employer and its successors and assigns. The Employee may not assign this Agreement in whole or in part. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

18.          Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement, whether sounding contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Arizona (including its statutes of limitations), without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the parties to enforce this Agreement shall be brought in any state or federal court located in the state of Arizona, county of Maricopa. The parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in these venues.

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19.          Entire Agreement. Except for (a) any continuing, post-employment obligations set forth in the Employment Agreement (other than Section 8(c) of the Employment Agreement, which has been waived by Employer), each of which post-employment obligations survive the termination of employment; (b) the Confidentiality Agreement dated July 20, 2020, executed by Employee; and (c) as otherwise provided in this Agreement, this Agreement is the entire agreement between Employer and Employee relating to his employment and his separation, and all other agreements and understandings between the parties relating to such employment are hereby cancelled, terminated, and superseded.

20.          Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and Employer. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

22.          Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it.

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23.          Older Workers Benefit Protection Act. In conformity with the Older Workers Benefit Protection Act (OWBPA), Employee acknowledges that (a) this Agreement is written in a manner calculated to be understood by Employee; (b) this Agreement represents Employee’s knowing and voluntary waiver and release of any and all Claims described in Section 3(b) that Employee might have including any such Claims arising under the ADEA; (c) Employee has not waived any Claim under the ADEA that may arise after the date Employee executes this Agreement; (d) the consideration Employee will receive in exchange for this Agreement (i.e., the payments and benefits set forth above) is something of value to which Employee is not already entitled; (e) Employee is hereby being advised to consult with an attorney prior to executing this Agreement; (f) Employee was provided 21 days to consider this Agreement; and (g) Employee has seven days following Employee’s execution of this Agreement (the “Revocation Period”) in which to revoke it by written notice of revocation that must be delivered to and received by Southwest Heritage Bank, Attn: Human Resources, 8777 E. Hartford Drive, Suite 100, Scottsdale, AZ 85255, no later than the seventh day after Employee has signed this Agreement. This Agreement will not become effective and enforceable until the eighth day after Employee’s execution of this Agreement without revocation.

24.          Confidentiality of Agreement. Employee agrees not to disclose, publicize, or allow or cause to be publicized or disclosed any of the terms of this Agreement, except as necessary to Employee’s legal and tax advisors, or as required by law, court order or to enforce this Agreement. Should Employee disclose to Employee’s legal or tax advisors or spouse any of the terms of this Agreement, Employee must first advise them of the confidential nature of the disclosure and that they under the same obligation of confidentiality. Nothing in this Section 24 prohibits the exercise of, nor shall it be construed or deemed to limit, the Employee’s protected rights as set forth in Section 7.

25.          Remedies. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. If Employee fails to comply with any of the terms of this Agreement or post-termination obligations contained in it, Employer may, in addition to any other remedies it may have, reclaim any amounts paid to Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

26.          Attorneys’ Fees and Costs. If either party breaches any terms of this Agreement or the post-termination obligations owing pursuant hereto or the Employment Agreement, such breaching party will be responsible for the payment of all reasonable attorneys’ fees and costs incurred by the non-breaching party in the course of enforcing the terms of this Agreement or the Employment Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

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27.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

28.          Certification. The parties certify that they have read this Agreement and that they understand the terms and effects of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as set forth in the dates below:

EMPLOYER:

SOUTHWEST HERITAGE BANK

4/18/24	By: /s/ Ciaran McMullan
Execution Date	Name: Ciaran McMullan
Title: Chief Executive Officer

BANCORP (solely for purposes of Section 2(d)):

BANCORP 34, INC.

4/18/24	By: /s/ Ciaran McMullan
Execution Date	Name: Ciaran McMullan
Title: Chief Executive Officer

EXECUTIVE:

4/18/24	/s/ James Crotty
Execution Date	James Crotty
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